Exhibit 10.25

Form of

BancTec, Inc.

2008 Equity Incentive Plan
Restricted Stock Award Agreement

SECTION 1.  GRANT OF RESTRICTED STOCK AWARD.

(a) Restricted Stock Award.  BancTec, Inc. (the “Company”) hereby grants to the undersigned executive officer (the “Grantee”), effective as of [                     ], 20[    ], the shares of common stock of the Company, par value $0.01 per share, in the amount set forth on the signature page hereto (the “Granted Shares”) pursuant to the terms and conditions set forth in this agreement (the “Agreement”) and the BancTec, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined herein shall have the same meaning as in the Plan.

(b) No Purchase Price.  In lieu of a purchase price, this award is made in consideration of Service previously rendered by the Grantee to the Company.

SECTION 2.  ISSUANCE OF SHARES

(a) Stock Certificates.  Upon request from the Grantee, the Company shall cause to be issued a certificate or certificates for the Granted Shares representing this award, registered in the name of the Grantee (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship).

(b) Stockholder Rights.  The Grantee (or any successor in interest) shall have all of the rights of a stockholder of the Company (including, without limitation, voting, dividend and liquidation rights) only with respect to the Vested Shares (as defined below), subject, however, to the restrictions set forth in this Agreement.

(c) Escrow.  For so long as the Granted Shares are not vested, the certificate or certificates representing such unvested Granted Shares, if any, shall remain in the Company’s possession.  The Grantee shall deliver to the Company a duly-executed blank stock power in the form attached hereto as Exhibit A.  Grantee shall have no rights with respect to any regular cash dividends paid on Restricted Shares (as defined below).  The Granted Shares, together with any other assets or securities possessed by the Company for the benefit of the Grantee hereunder, shall be (i) remitted to the Company for reacquisition under the forfeiture provision set forth in Section 5 of this Agreement or (ii) released to the Grantee upon the Grantee’s request to the extent the Granted Shares have become vested shares.  In any event, but subject to the provision of Section 4 of this Agreement, all Vested Shares (and any other vested assets and securities attributable thereto) shall be released by the Company to the Grantee within sixty (60) days following the date the Grantee’s termination of employment with the Company.

(d) Section 83(b) Election.  Section 83 of the Code provides that the Grantee is not subject to federal income tax until the restrictions on the Granted Shares lapse.  If the Grantee chooses, the Grantee may make an election under Section 83(b) of the Code, which would cause the Grantee to recognize income in the amount of the excess (if any) of the Fair Market Value of the award (determined as of the date of the award) over the purchase price (if any).  If the Grantee chooses to make an election under Section 83(b) of the Code, such Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the date of grant of this award (even if no tax is due because the Fair Market Value of the Granted Shares on the date of this award equals the purchase price paid or equals $0.00).  The form for making a Section 83(b) election is attached hereto as Exhibit B.  The Grantee acknowledges that it is the Grantee’s sole responsibility to timely file the Section 83(b) election and that failure to file a Section 83(b) election within the applicable thirty (30)-day period may result in the recognition of ordinary income when the restrictions lapse.

(e) Withholding Requirements.  The Company may withhold any tax (or other governmental obligation) as a result of the grant of this award and/or the filing of a Section 83(b) election as a condition to the grant of this award, and the Grantee shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

SECTION 3.  VESTING SCHEDULE

(a) The Granted Shares shall vest [as specified on Attachment 1 hereto] [according to the following schedule:

Vesting Date	Amount to be Vested
[ ]	([ ]%)
[ ]	([ ]%)
[ ]	([ ]%)
[ ]	([ ]%)]

(b) For purposes of this Agreement, “Vested Shares” shall refer to Granted Shares that are vested at such time.

(c) For purposes of this Agreement, “Restricted Shares” shall refer to Granted Shares that are not vested at such time.

(d) If the Grantee’s employment with the Company is terminated by the Company without Cause (other than by reason of death or permanent disability (as defined in the Employment Agreement (as defined below)) or by the Grantee for Good Reason, any Restricted Shares at such time shall become Vested Shares.

(e) Notwithstanding anything to the contrary contained in the Plan, if a Change of Control occurs, all Restricted Shares shall vest immediately prior to the occurrence of the Change of Control.

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SECTION 4.  TERMINATION OF SERVICE.

Except as otherwise set forth in Section 3(d) of this Agreement, if the Grantee’s employment with the Company terminates for any reason (including, without limitation, as a result of the Grantee’s death or permanent disability), (A) all Vested Shares held by the Grantee as of the date of such termination shall remain outstanding, and (B) all Restricted Shares held by the Grantee as of the date of such termination shall be immediately forfeited and cancelled in accordance with Section 5 of this Agreement.

SECTION 5.  FORFEITURE PROVISION.

The Company shall reacquire the Restricted Shares, and the Grantee will be deemed to have transferred the Restricted Shares to the Company in the event that the Grantee holds any Restricted Shares when his or her employment is terminated (except as otherwise set forth in Section 3(d) of this Agreement).  The Company shall reacquire the Restricted Shares pursuant to this forfeiture provision without the payment of any consideration effective on the date of the Grantee’s termination of employment with the Company.  From and after such time, the Grantee shall no longer have any rights as a holder of the Restricted Shares and such Restricted Shares shall be deemed to have been reacquired by and transferred to the Company.  Once a forfeiture is effected, this award shall be cancelled with respect to the Restricted Shares and the Company shall have no further obligation with respect thereto.

SECTION 6.  DEFINITIONS

(a) “Cause” shall mean:

(i)        a material breach of, or the willful failure or refusal by the Grantee to perform and discharge duties or obligations the Grantee has agreed to perform or assume under that certain Employment Agreement, between the Company and the Grantee, dated [          ], as amended (the “Employment Agreement”) (other than by reason of permanent disability or death);

(ii)       the Grantee’s failure to follow a lawful directive of the Chief Executive Officer or the Board that is within the scope of the Grantee’s duties for a period of ten (10) business days after notice from the Chief Executive Officer or the Board specifying the performance required;

(iii)      any material violation by the Grantee of a policy contained in the Code of Conduct of the Company or similar publication;

(iv)      drug or alcohol abuse by the Grantee that materially affects the Grantee’s performance of the Grantee’s duties under the Employment Agreement; or

(v)       conviction of, or the entry of a plea of guilty or nolo contendere by the Grantee for, any felony or other crime involving moral turpitude.

(b) “Good Reason” shall mean, without the Grantee’s express written consent:

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(i)        a reduction in the Grantee’s Base Salary or target bonus percentage under the Bonus Plan to less than [      ]% of Base Salary;

(ii)       any change in the position, duties, responsibilities (including reporting responsibilities) or status of the Grantee that is adverse to the Grantee in any material respect with the Grantee’s position, duties, responsibilities or status as of the date of the Employment Agreement;

(iii)      a requirement by the Company that the Grantee be based in an office that is located more than fifty (50) miles from the Grantee’s principal place of employment as of the date of the Employment Agreement; or

(iv)      any material failure on the part of the Company to comply with and satisfy the terms of the Employment Agreement;

provided, that a termination by the Grantee with Good Reason shall be effective only if the Grantee delivers to the Company a notice of termination for Good Reason within ninety (90) days after the Grantee first learns of the existence of the circumstances giving rise to Good Reason setting forth the basis of such Good Reason termination and within thirty (30) days following delivery of such notice of termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Grantee.

SECTION 7.  MISCELLANEOUS PROVISIONS.

(a) Tenure.  Nothing in the Agreement or the Plan shall confer upon the Grantee any right to continue in employment with the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or parent of the Company employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

(b) Notification.  Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  A notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided to the Company.

(c) Entire Agreement.  This Agreement, the Plan and the Employment Agreement (as applicable) constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.  In the event that the terms of this Agreement, the Employment Agreement and the Plan are in conflict, the terms of the Plan shall govern.

(d) Waiver.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

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(e) Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(f) Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state.

[Signature page follows.]

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Please acknowledge receipt of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to the Secretary of the Company.

BANCTEC, INC.

BY:
J Coley Clark
Chief Executive Officer and Chairman of the Board of Directors

GRANTEE

Accepted and Agreed to
As of                                   , 20[    ]

BY:
[Name of Executive Officer]

Granted Shares: [                ]

Grant Number:

[SIGNATURE PAGE TO 2008 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT]

[ATTACHMENT 1

VESTING CRITERIA]

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto BancTec, Inc. (the “Company”),                                    (          ) shares of the common stock, par value $0.01 per share, of the Company standing in his/her/their/its name on the books of the Company represented by Certificate No.                                   herewith and do(es) hereby irrevocably constitute and appoint                                                  his/her/their/its attorney-in-fact, with full power of substitution, to transfer such shares on the books of the Company.

Dated:	Signature:

Print Name and Mailing Address

Instructions:    Please do not fill in any blanks other than the signature line and printed name and mailing address.  Please print your name exactly as you would like your name to appear on the issued stock certificate.  The purpose of this assignment is to enable the Company to exercise its right to forfeit the Shares without requiring additional signatures on your part.

EXHIBIT B

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)           The taxpayer who performed the services is:

Name:

Address:

Social Security Number:

(2)           The property with respect to which the election is being made is                    shares of the common stock, par value $0.01 per share, of BancTec, Inc.

(3)           The property was issued on                                   .

(4)           The taxable year in which the election is being made is the calendar year                       .

(5)           The property is subject to a substantial risk of forfeiture to which the issuer has the right to reacquire the property without the payment of any consideration, at any time prior to the vesting date.  The issuer’s right to reacquire the property lapses in a series of unequal installments over a three year period ending on                                     , 200    .

(6)           The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $                       per share.

(7)           The amount paid for such property is $                     per share.

(8)           A copy of this statement was furnished to BancTec, Inc. for whom taxpayer rendered the services underlying the transfer of property.

(9)           This statement is executed on                                                                     .

Spouse (if any)	Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her federal income tax returns and must be made within thirty (30) days after the execution date of Restricted Stock Award Agreement.  This filing should be made by registered or certified mail, return receipt requested. You should provide a copy of the completed form to the Company. You should also retain two (2) copies of the completed form for filing with your federal and state tax returns for the current tax year and an additional copy for your records.